Contact:610-337-1000	For Immediate Release:
Hugh J. Gallagher, ext. 1029 Simon Bowman, ext. 3645 Shelly Oates, ext. 3202	September 27, 2012

UGI Announces CEO Succession Plan

Lon R. Greenberg to retire as Chief Executive Officer in 2013
John L. Walsh to be named UGI’s Chief Executive Officer

VALLEY FORGE, Pa., September 27 — UGI Corporation (NYSE: UGI) today announced that Lon R. Greenberg intends to retire as Chief Executive Officer in the spring of 2013. Mr. Greenberg will continue to serve UGI as non-executive Chairman of its Board of Directors. Mr. Greenberg will also continue to serve as non-executive Chairman of the Boards of Directors of AmeriGas Propane, Inc. and UGI Utilities, Inc. John L. Walsh, UGI’s President and Chief Operating Officer, will be named President and Chief Executive Officer of UGI upon Mr. Greenberg’s retirement.

Mr. Greenberg, 62, has been UGI’s Chief Executive Officer since 1995 and Chairman of its Board of Directors since 1996. Mr. Greenberg joined UGI in 1980 as Corporate Development Counsel and has served the company for over three decades in various senior management roles including General Counsel (1983-1987), Vice President – Legal and Corporate Development (1987-1989), Senior Vice President – Legal and Corporate Development (1989-1994), President (1994-2005) and Vice Chairman of the Board (1995-1996).

Marvin O. Schlanger, UGI’s Presiding Director, said “Lon’s time as CEO will be remembered as one of truly remarkable growth and value creation for UGI’s shareholders. UGI’s total shareholder return during Lon’s tenure is nearly 900%, an average growth rate of over 14% per year. In addition to this remarkable track record of financial success, Lon has instilled a true culture of excellence at UGI and has developed a strong management team that will serve UGI shareholders for the foreseeable future. This team will be led by John Walsh, a talented executive and a worthy successor to Lon as CEO. Although we wish Lon a long, happy and healthy future retirement, we are very pleased that UGI shareholders will continue to benefit from Lon’s leadership as the non-executive Chairman of UGI’s Board of Directors.”

Mr. Walsh, 57, has been President and Chief Operating Officer of UGI Corporation since 2005. Mr. Walsh also serves as a Director of UGI Corporation and as Vice Chairman of the Boards of Directors of both AmeriGas Propane, Inc. and UGI Utilities, Inc. In addition to his role as UGI’s President and Chief Operating Officer, Mr. Walsh also serves as UGI’s principal financial officer (since 2011) and previously served as Chief Executive Officer of UGI Utilities, Inc. (2009-2011). Mr. Walsh held various senior management positions at the BOC Group plc from 1986 to 2005, including Chief Executive of the Industrial and Special Products Division (2001-2005). Prior to joining BOC, Mr. Walsh held several management positions in planning, corporate development and field operations at UGI and AmeriGas from 1981 to 1986.

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UGI Announces CEO Succession Plan Page 2

Lon R. Greenberg, Chairman and Chief Executive Officer of UGI, said, “I am very pleased to announce John Walsh as my successor as UGI’s Chief Executive Officer. John has been an invaluable resource to me personally and to the company as a whole since he rejoined UGI in 2005 following a stellar career at BOC. John is a well-rounded executive with both financial and operations experience and I am confident that I will be leaving the day-to-day operations of UGI in very capable hands when I retire as CEO in the spring. I am also very pleased that I will continue my association with UGI as the non-executive Chairman of the Board and I look forward to contributing to the future success of the company in that role.”

About UGI
UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region. UGI, through subsidiaries, is the sole General Partner and owns 26% of AmeriGas Partners, L.P. (NYSE:APU), the nation’s largest retail propane distributor.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.

C-12 ### 9/27/2012